Exhibit 99.2

NOBLE INTERNATIONAL, LTD RECEIVES NOTICE OF STAFF

DETERMINATION REGARDING NON-COMPLIANCE WITH

MARKETPLACE RULE AND POTENTIAL DELISTING

TROY, Michigan — April 9, 2008 — Noble International, Ltd. (NASDAQ: NOBL) today announced that on April 3, 2008, the Company received a Nasdaq Staff Determination indicating that the Company was not in compliance with Marketplace Rule 4310(c)(14) based on the Company’s failure to file its Form 10-K for the period ending December 31, 2007 and that its securities are, therefore, subject to delisting from the Nasdaq Stock Market on April 14, 2008 unless the Company has filed for an appeal of this determination. The Company has filed an appeal requesting a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. This request will stay the delisting pending the Panel’s determination. The hearing is not expected to occur until early May, 2008 by which time the Company believes it will have filed its 10-K. There can be no assurance the Panel will ultimately grant the Company’s request for continued listing.

SAFE HARBOR STATEMENT

Certain statements made by Noble International, Ltd. herein are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward looking statements. For more information see www.nobleintl.com.

For more information contact:

Michael C. Azar

Vice President and General Counsel

Noble International, Ltd.

(248) 220-2001